                                                       OMB APPROVAL
                                                   OMB Number:        3235-0145
                                                   Expires:    October 31, 1997
                                                   Estimated average burden
                                                   hours per response . . .14.90

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1 )*

                        Splash Technology Holdings, Inc.
                                (Name of Issuer)

                          Common Stock, $.001 par value
                         (Title of Class of Securities)

                                    848623104
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 38 Pages

--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Summit Ventures IV, L.P.
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]
                                                               (b) [ ]
--------------------------------------------------------------------------------
  3   SEC USE ONLY


--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware limited partnership

--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                                       0 shares
      NUMBER OF
                      ----------------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                        3,391,874 shares

                      ----------------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                         0 shares

                      ----------------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                                       3,391,874 shares

--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               3,391,874 shares

--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               24.5%

--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

               PN

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 2 of 38 Pages

--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Summit Partners IV, L.P.
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]
                                                               (b) [ ]
--------------------------------------------------------------------------------
  3   SEC USE ONLY


--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware limited partnership

--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                                       0 shares
      NUMBER OF
                      ----------------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                        3,391,874 shares

                      ----------------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                         0 shares

                      ----------------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                                       3,391,874 shares

--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               3,391,874 shares

--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               24.5%

--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

               PN

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 3 of 38 Pages

--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Summit Investors III, L.P.
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]
                                                               (b) [ ]
--------------------------------------------------------------------------------
  3   SEC USE ONLY


--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware limited partnership

--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                                       0 shares
      NUMBER OF
                      ----------------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                        3,391,874 shares

                      ----------------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                         0 shares

                      ----------------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                                       3,391,874 shares

--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               3,391,874 shares

--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               24.5%

--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

               PN

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 4 of 38 Pages

--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Stamps, Woodsum & Co. III
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]
                                                               (b) [ ]
--------------------------------------------------------------------------------
  3   SEC USE ONLY


--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

               Massachusetts general partnership

--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                                       0 shares
      NUMBER OF
                      ----------------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                        3,391,874 shares

                      ----------------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                         0 shares

                      ----------------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                                       3,391,874 shares

--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               3,391,874 shares

--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               24.5%

--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON *

               PN

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 5 of 38 Pages

--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Stamps, Woodsum & Co. IV
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]
                                                               (b) [ ]
--------------------------------------------------------------------------------
  3   SEC USE ONLY


--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

               Massachusetts general partnership

--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                                       0 shares
      NUMBER OF
                      ----------------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                        3,391,874 shares

                      ----------------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                         0 shares

                      ----------------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                                       3,391,874 shares

--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               3,391,874 shares

--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               24.5%

--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON *

               PN

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 6 of 38 Pages

--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               E. Roe Stamps, IV
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]
                                                               (b) [ ]
--------------------------------------------------------------------------------
  3   SEC USE ONLY


--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

               United States

--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                                       0 shares
      NUMBER OF
                      ----------------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                        3,391,874 shares

                      ----------------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                         0 shares

                      ----------------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                                       3,391,874 shares

--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               3,391,874 shares

--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               24.5%

--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON *

               IN

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 7 of 38 Pages

--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Stephen G. Woodsum
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]
                                                               (b) [ ]
--------------------------------------------------------------------------------
  3   SEC USE ONLY


--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

               United States

--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                                       0 shares
      NUMBER OF
                      ----------------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                        3,391,874 shares

                      ----------------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                         0 shares

                      ----------------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                                       3,391,874 shares

--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               3,391,874 shares

--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               24.5%

--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON *

               IN

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 8 of 38 Pages

--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Gregory M. Avis
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]
                                                               (b) [ ]
--------------------------------------------------------------------------------
  3   SEC USE ONLY


--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

               United States

--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                                       0 shares
      NUMBER OF
                      ----------------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                        3,391,874 shares

                      ----------------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                         0 shares

                      ----------------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                                       3,391,874 shares

--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               3,391,874 shares

--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               24.5%

--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON *

               IN

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 9 of 38 Pages

--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               John A. Genest
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]
                                                               (b) [ ]
--------------------------------------------------------------------------------
  3   SEC USE ONLY


--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

               United States

--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                                       0 shares
      NUMBER OF
                      ----------------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                        3,391,874 shares

                      ----------------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                         0 shares

                      ----------------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                                       3,391,874 shares

--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               3,391,874 shares

--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               24.5%

--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON *

               IN

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 10 of 38 Pages

--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Martin J. Mannion
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]
                                                               (b) [ ]
--------------------------------------------------------------------------------
  3   SEC USE ONLY


--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

               United States

--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                                       0 shares
      NUMBER OF
                      ----------------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                        3,391,874 shares

                      ----------------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                         0 shares

                      ----------------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                                       3,391,874 shares

--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               3,391,874 shares

--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               24.5%

--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON *

               IN

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 11 of 38 Pages

--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Ernest K. Jacquet
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]
                                                               (b) [ ]
--------------------------------------------------------------------------------
  3   SEC USE ONLY


--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

               United States

--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                                       0 shares
      NUMBER OF
                      ----------------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                        3,391,874 shares

                      ----------------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                         0 shares

                      ----------------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                                       3,391,874 shares

--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               3,391,874 shares

--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               24.5%

--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON *

               IN

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 12 of 38 Pages

--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Bruce R. Evans
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]
                                                               (b) [ ]
--------------------------------------------------------------------------------
  3   SEC USE ONLY


--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

               United States

--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                                       0 shares
      NUMBER OF
                      ----------------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                        3,391,874 shares

                      ----------------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                         0 shares

                      ----------------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                                       3,391,874 shares

--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               3,391,874 shares

--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               24.5%

--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON *

               IN

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 13 of 38 Pages

--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Thomas S. Roberts
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]
                                                               (b) [ ]
--------------------------------------------------------------------------------
  3   SEC USE ONLY


--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

               United States

--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                                       0 shares
      NUMBER OF
                      ----------------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                        3,391,874 shares

                      ----------------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                         0 shares

                      ----------------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                                       3,391,874 shares

--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               3,391,874 shares

--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               24.5%

--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON *

               IN

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 14 of 38 Pages

--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Walter G. Kortschak
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]
                                                               (b) [ ]
--------------------------------------------------------------------------------
  3   SEC USE ONLY


--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

               United States

--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                                       0 shares
      NUMBER OF
                      ----------------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                        3,391,874 shares

                      ----------------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                         0 shares

                      ----------------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                                       3,391,874 shares

--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               3,391,874 shares

--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               24.5%

--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON *

               IN

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 15 of 38 Pages

--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Summit Subordinated Debt Fund, L.P.
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]
                                                               (b) [ ]
--------------------------------------------------------------------------------
  3   SEC USE ONLY


--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware limited partnership

--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                                       0 shares
      NUMBER OF
                      ----------------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                        3,391,874 shares

                      ----------------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                         0 shares

                      ----------------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                                       3,391,874 shares

--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               3,391,874 shares

--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               24.5%

--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON *

               PN

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 16 of 38 Pages

--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Summit Partners SD, L.P.
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]
                                                               (b) [ ]
--------------------------------------------------------------------------------
  3   SEC USE ONLY


--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware limited partnership

--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                                       0 shares
      NUMBER OF
                      ----------------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                        3,391,874 shares

                      ----------------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                         0 shares

                      ----------------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                                       3,391,874 shares

--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               3,391,874 shares

--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               24.5%

--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON *

               PN

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 17 of 38 Pages

--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Joseph F. Trustey
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]
                                                               (b) [ ]
--------------------------------------------------------------------------------
  3   SEC USE ONLY


--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

               United States

--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                                       0 shares
      NUMBER OF
                      ----------------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                        3,391,874 shares

                      ----------------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                         0 shares

                      ----------------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                                       3,391,874 shares

--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               3,391,874 shares

--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               24.5%

--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON *

               IN

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 18 of 38 Pages

                                  Schedule 13G


Item 1(a).        Name of Issuer:  Splash Technology Holdings, Inc.

Item 1(b).        Address of Issuer's Principal Executive Offices:
                  555 Del Rey Avenue, Sunnyvale, CA 94086

Item 2(a). Names of Persons Filing: Summit Ventures IV, L.P., Summit Partners IV, L.P., Summit Investors III, L.P., Stamps, Woodsum & Co. IV, Stamps, Woodsum & Co. III, Summit Subordinated Debt Fund, L.P., Summit Partners SD, L.P. and Messrs. E. Roe Stamps, IV, Stephen G. Woodsum, Gregory M. Avis, John A. Genest, Martin J. Mannion, Ernest K. Jacquet, Bruce R. Evans, Thomas S. Roberts, Walter G. Kortschak, and Joseph F. Trustey.

                  Summit Partners IV, L.P. is the sole general partner of Summit Ventures IV, L.P. Stamps, Woodsum & Co. IV is the sole general partner of Summit Partners IV, L.P. Summit Partners SD, L.P. is the sole general partner of Summit Subordinated Debt Fund, L.P. Stamps, Woodsum and Co. III is the sole general partner of Summit Partners SD, L.P. Messrs. Stamps, Woodsum, Avis, Genest, Mannion, Jacquet, Evans, Roberts , Kortschak and Trustey are individual general partners of Stamps, Woodsum & Co. IV, Stamps, Woodsum & Co. III and of Summit Investors III, L.P.

Item 2(b).        Address of Principal Business Office or, if None,
                  Residence: The address of the principal business office of Summit Ventures IV, L.P., Summit Partners IV, L.P., Summit Investors III, L.P., Stamps, Woodsum & Co. IV , Stamps, Woodsum & Co. III, Summit Subordinated Debt Fund, L.P., Summit Partners SD, L.P. and Messrs. Stamps, Woodsum, Mannion, Genest, Jacquet, Evans, Roberts and Trustey is Summit Partners, 600 Atlantic Avenue, Boston, Massachusetts 02210. The address of the principal business office of Messrs. Avis and Kortschak is Summit Partners, 499 Hamilton Avenue, Palo Alto, California 94301.

Item 2(c). Citizenship: Each of Summit Ventures IV, L.P., Summit Partners IV, L.P. Summit Investors III, L.P., Summit Subordinated Debt Fund, L.P., and Summit Partners SD, L.P. is a limited partnership organized under the laws of the State of Delaware. Each of Stamps, Woodsum & Co. III and Stamps, Woodsum & Co. IV is a general partnership organized under the laws of the Commonwealth of Massachusetts. Each of Messrs. Stamps, Woodsum, Avis, Mannion, Genest, Jacquet, Evans, Roberts, Kortschak and Trustey is a United States citizen.

Item 2(d). Title of Class of Securities: Common Stock, $.001 par value per share.

Item 2(e).        CUSIP Number:   848623104

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:


                              Page 19 of 38 Pages

                  (a)  [  ]     Broker or Dealer registered under Section 15 of
                                the Securities Exchange Act of 1934 (the "Act").

                  (b)  [  ]     Bank as defined in Section 3(a)(6) of the Act.

                  (c)  [  ]     Insurance Company as defined in Section 3(a)(19)
                                of the Act.

                  (d)  [  ]     Investment Company registered under Section 8 of
                                the Investment Company Act of 1940.

                  (e)  [  ]     Investment Adviser registered under Section 203
                                of the Investment Advisers Act of 1940.

                  (f)  [  ]     Employee Benefit Plan, Pension Fund which is
                                subject to the provisions of the Employee
                                Retirement Income Security Act of 1974 or
                                Endowment Fund; see Rule 13d-1(b)(1)(ii)(F) of the Act.

                  (g)  [  ]     Parent Holding Company, in accordance with Rule
                                13d-1(b)(ii)(G) of the Act.

                  (h)  [  ]     Group, in accordance with Rule 13d-1(b)(1)(ii)
                                (H) of the Act.

                  None.

Item 4.           Ownership.

                  (a)   Amount Beneficially Owned:

                        Each of Summit Ventures IV, L.P., Summit Partners IV, L.P., Summit Investors III, L.P., Stamps, Woodsum & Co. III, Stamps, Woodsum & Co. IV, Summit Subordinated Debt Fund, L.P., Summit Partners SD, L.P., (individually an "Entity" and collectively the "Entities") may be deemed to own beneficially 3,391,874 shares of Common Stock as of December 31, 1997. Each of Messrs. Stamps, Woodsum, Avis, Mannion, Genest, Jacquet, Evans, Roberts, Kortschak and Trustey may be deemed to own beneficially 3,391,874 shares of Common Stock as of December 31, 1997.

                        As of December 31, 1997, Summit Ventures IV, L.P. was the record owner of 3,026,731 shares of Common Stock. As of December 31, 1997, Summit Investors III, L.P. was the record owner of 129,123 shares of Common Stock. As of December 31, 1997, Summit Subordinated Debt Fund, L.P. was the record holder of 236,020 shares of Common Stock. The shares held of record by Summit Ventures IV, L.P., Summit Investors III, L.P. and Summit Subordinated Debt Fund, L.P. are referred to herein collectively as the "Record Shares." By virtue of the affiliate relationships among the Entities, each Entity may be deemed to own beneficially all of the Record Shares. Hence, each Entity may be deemed to own beneficially 3,391,874 shares of Common Stock. In their capacities as individual general partners of Stamps, Woodsum & Co. III, Stamps, Woodsum & Co. IV and Summit


                              Page 20 of 38 Pages

                  Investors III, L.P., each of Messrs. Stamps, Woodsum, Avis, Mannion, Genest, Jacquet, Evans, Roberts,
                  Kortschak and Trustey may be deemed to own beneficially 3,391,874 shares of Common Stock.

            (b)   Percent of Class:

                  Summit Ventures IV, L.P.:  24.5%
                  Summit Partners IV, L.P.:  24.5%
                  Summit Investors  II, L.P.:  24.5%
                  Summit Subordinated Debt Fund, L.P.:  24.5%
                  Summit Partners SD, L.P.:  24.5%
                  Stamps, Woodsum & Co. III:  24.5%
                  Stamps, Woodsum & Co. IV:  24.5%
                  E. Roe Stamps, IV:  24.5%
                  Stephen G. Woodsum:  24.5%
                  Gregory M. Avis:  24.5%
                  Martin J. Mannion:  24.5%
                  John A. Genest:  24.5%
                  Ernest K. Jacquet:  24.5%
                  Bruce R. Evans:  24.5%
                  Walter G. Kortschak:  24.5%
                  Thomas S. Roberts:  24.5%
                  Joseph F. Trustey: 24.5%

                  The foregoing percentages are calculated based on the 13,855,089 shares of Common Stock reported to be outstanding in Form 10-K for Splash Technology Holdings, Inc. for the fiscal year ended September 30, 1997.

            (c)   Number of shares as to which such person has:

                  (i)    sole power to vote or to direct the vote:

                         0 shares for each reporting person

                  (ii)   shared power to vote or to direct the vote:

                         Summit Ventures IV, L.P.:  3,391,874 shares
                         Summit Partners IV, L.P.:  3,391,874 shares
                         Summit Investors III, L.P.:  3,391,874 shares
                         Summit Subordinated Debt Fund, L.P.: 3,391,874 shares Summit Partners SD, L.P.: 3,391,874 shares
                         Stamps, Woodsum & Co. III:  3,391,874 shares
                         Stamps, Woodsum & Co. IV:  3,391,874 shares
                         E. Roe Stamps, IV:  3,391,874 shares
                         Stephen G. Woodsum:  3,391,874 shares


                              Page 21 of 38 Pages

                         Gregory M. Avis:  3,391,874 shares
                         Martin J. Mannion:  3,391,874 shares
                         John A. Genest:  3,391,874 shares
                         Ernest K. Jacquet:  3,391,874 shares
                         Bruce R. Evans:  3,391,874 shares
                         Walter G. Kortschak:  3,391,874 shares
                         Thomas S. Roberts:  3,391,874 shares
                         Joseph F. Trustey: 3,391,874 shares

                  (iii) sole power to dispose or direct the disposition of:

                         0 shares for each reporting person

                  (iv) shared power to dispose or direct the disposition of:

                         Summit Ventures IV, L.P.:  3,391,874 shares
                         Summit Partners IV, L.P.:  3,391,874 shares
                         Summit Investors III, L.P.:  3,391,874 shares
                         Summit Subordinated Debt Fund, L.P.: 3,391,874 shares Summit Partners SD, L.P.: 3,391,874 shares
                         Stamps, Woodsum & Co. III:  3,391,874 shares
                         Stamps, Woodsum & Co. IV:  3,391,874 shares
                         E. Roe Stamps, IV:  3,391,874 shares
                         Stephen G. Woodsum:  3,391,874 shares
                         Gregory M. Avis:  3,391,874 shares
                         Martin J. Mannion:  3,391,874 shares
                         John A. Genest:  3,391,874 shares
                         Ernest K. Jacquet:  3,391,874 shares
                         Bruce R. Evans:  3,391,874 shares
                         Walter G. Kortschak:  3,391,874 shares
                         Thomas S. Roberts:  3,391,874 shares
                         Joseph F. Trustey: 3,391,874 shares


                  Each of the reporting persons expressly disclaims beneficial ownership of any shares of Common Stock of Splash Technology Holdings, Inc. except in the case of Summit Ventures IV, L.P., for the 3,026,731 shares which it holds of record, in the case of Summit Investors III, L.P., for the 129,123 shares which it holds of record and in the case of Summit Subordinated Debt Fund, L.P., for the 236,020 shares which it holds of record.

Item 5.           Ownership of Five Percent or Less of a Class.

                  Not Applicable.

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                  Not Applicable.


                              Page 22 of 38 Pages

                  Not Applicable.


Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

                  Not Applicable.

Item 8.           Identification and Classification of Members of the Group.

                  Not Applicable. The reporting persons expressly disclaim membership in a "group" as defined in Rule 13d-1(b)(ii)(H).

Item 9.           Notice of Dissolution of Group.

                  Not Applicable.

Item 10.          Certification.

                  Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b).


                              Page 23 of 38 Pages

                                   SIGNATURES

      After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the Agreement listed on Exhibit 1 hereto.

Dated:  February 10, 1998

SUMMIT VENTURES IV, L.P.                      SUMMIT PARTNERS SD, L.P.

By:   Summit Partners IV, L.P.                By:   Stamps, Woodsum & Co. III

By:   Stamps, Woodsum & Co. IV
                                              By:          *
                                                   --------------------------
                                                   E. Roe Stamps, IV
      By:           *                              General Partner
          ----------------------------
             E. Roe Stamps, IV
             General Partner                  STAMPS, WOODSUM & CO. III


SUMMIT INVESTORS III, L.P.                    By:          *
                                                   --------------------------
                                                   E. Roe Stamps, IV
                                                   General Partner
By:   /s/ John A. Genest
     ---------------------------------
      General Partner                         STAMPS, WOODSUM & CO. IV


SUMMIT PARTNERS IV, L.P.                      By:          *
                                                   --------------------------
                                                   E. Roe Stamps, IV
By:   Stamps, Woodsum & Co. IV                     General Partner


      By:        *
          ----------------------------
             E. Roe Stamps, IV
             General Partner


SUMMIT SUBORDINATED DEBT FUND, L.P.

By:   Summit Partners SD, L.P.


      By:        *
          ----------------------------
           E. Roe Stamps, IV
           General Partner


                              Page 24 of 38 Pages

       *                                                  *
------------------------------                     -----------------------------
E. Roe Stamps, IV                                  Stephen G. Woodsum


       *                                                  *
------------------------------                     -----------------------------
Gregory M. Avis                                    Martin J. Mannion


/s/ John A. Genest                                        *
------------------------------                     -----------------------------
John A. Genest                                     Ernest K. Jacquet


       *                                                  *
------------------------------                     -----------------------------
Bruce R. Evans                                     Walter G. Kortschak


       *                                                  *
------------------------------                     -----------------------------
Thomas S. Roberts                                  Joseph F. Trustey




                                      *By:    /s/ John A. Genest
                                             -----------------------------
                                             John A. Genest,
                                             Attorney-in-Fact


* Pursuant to Powers of Attorney on file with the Commission, which Powers of Attorney are incorporated herein by reference. Copies of such Powers of Attorney are attached hereto as Exhibit 2.


                              Page 25 of 38 Pages

                                                                       Exhibit 1

                                    AGREEMENT

      Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of Splash Technology Holdings, Inc.

      This agreement may be executed in any number of counterparts, each of which shall be deemed an original.

      EXECUTED this 10 day of February, 1998.

SUMMIT VENTURES IV, L.P.                     SUMMIT PARTNERS IV, L.P.

By:   Summit Partners IV, L.P.               By:      Stamps, Woodsum & Co. IV

By:   Stamps, Woodsum & Co. IV
                                             By:              *
                                                 --------------------------
                                                 E. Roe Stamps, IV
      By:           *                            General Partner
          ---------------------------
          E. Roe Stamps, IV
          General Partner
                                             SUMMIT PARTNERS SD, L.P.

SUMMIT INVESTORS III, L.P.                   By:      Stamps, Woodsum & Co. III


By:  /s/ John A. Genest                      By:               *
    ---------------------------------            --------------------------
     General Partner                             E. Roe Stamps, IV


SUMMIT PARTNERS SUBORDINATED DEBT           STAMPS, WOODSUM & CO. IV
FUND, L.P.

By:   Stamps, Woodsum & Co. IV               By:               *
                                                 --------------------------
                                                 E. Roe Stamps, IV
                                                 General Partner
By:           *
    ---------------------------------
    E. Roe Stamps, IV
    General Partner                         STAMPS, WOODSUM & CO. III


                                            By:              *
                                                 --------------------------
                                                 E. Roe Stamps, IV
                                                 General Partner


                              Page 26 of 38 Pages

              *                                               *
------------------------------                     -----------------------------
E. Roe Stamps, IV                                  Stephen G. Woodsum


              *                                               *
------------------------------                     -----------------------------
Gregory M. Avis                                    Martin J. Mannion


/s/ John A. Genest                                            *
------------------------------                     -----------------------------
John A. Genest                                     Ernest K. Jacquet


              *                                               *
------------------------------                     -----------------------------
Bruce R. Evans                                     Walter G. Kortschak


              *                                               *
------------------------------                     -----------------------------
Thomas S. Roberts                                  Joseph F. Trustey



                                       By:    /s/ John A. Genest
                                             -------------------------------
                                             John A. Genest,
                                             Attorney-in-Fact


------------------------------------
* Pursuant to Powers of Attorney on file with the Commission, which Powers of Attorney are incorporated herein by reference. Copies of such Powers of Attorney are attached hereto as Exhibit 2.


                              Page 27 of 38 Pages

                                                                       Exhibit 2

                                POWER OF ATTORNEY


         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each and any of E. Roe Stamps, IV, Stephen G. Woodsum and John A. Genest his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all instruments, certificates and documents required to be executed on behalf of himself individually or on behalf of each or any of Summit Ventures, L.P., Summit Partners, L.P., Stamps, Woodsum & Co., Summit Partners' Holdings, L.P., Summit Ventures II, L.P., Summit Partners II, L.P., Stamps, Woodsum & Co. II, SV Eurofund C.V., SV International, L.P., Stamps, Woodsum International & Co., Summit Investors, L.P., Summit Investors II, L.P., Summit Investors III, L.P., Summit Ventures III, L.P., Summit Partners III, L.P., Stamps, Woodsum & Co. III, Summit Ventures IV, L.P., Summit Partners IV, L.P., Stamps, Woodsum & Co., IV, Summit Subordinated Debt Fund, L.P., Summit Partners SD, L.P., SW Management Corp., Summit Management Co., Summit Subordinated Debt Fund II, L.P., and Summit Partners SD II, LLC, pursuant to sections 13 and 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as she might or could do in person thereby ratifying and confirming all that said attorney-in-fact and agent, or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


                              Page 28 of 38 Pages

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.


                                        /s/ E. Roe Stamps, IV
                                       -----------------------------
                                       E. Roe Stamps, IV

Commonwealth of Massachusetts       )
                                    ) ss:
County of Suffolk                   )

         On this 10th day of February, 1997, before me personally came E. Roe Stamps, IV, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]
                                        /s/ Cynthia R. Freidman
                                       ----------------------------------------
                                       Notary Public


                                       My Commission expires:  October 20, 2000


                              Page 29 of 38 Pages

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.


                                       /s/ Stephen G. Woodsum
                                       -----------------------------------------
                                       Stephen G. Woodsum

Commonwealth of Massachusetts       )
                                    ) ss:
County of Suffolk                   )

         On this 10th day of February, 1997, before me personally came Stephen
G. Woodsum, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]
                                       /s/ Cynthia R. Freidman
                                       -----------------------------------------
                                       Notary Public


                                       My Commission expires:  October 20, 2000


                               Page 30 of Page 38

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.


                                       /s/ Martin J. Mannion
                                       -----------------------------------------
                                       Martin J. Mannion

Commonwealth of Massachusetts       )
                                    ) ss:
County of Suffolk                   )

         On this 10th day of February, 1997, before me personally came Martin J. Mannion, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]
                                       /s/ Cynthia R. Freidman
                                       -----------------------------------------
                                       Notary Public


                                       My Commission expires:  October 20, 2000


                              Page 31 of 38 Pages

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.


                                        /s/  John A. Genest
                                        ----------------------------------------
                                        John A. Genest

Commonwealth of Massachusetts       )
                                    ) ss:
County of Suffolk                   )

         On this 10th day of February, 1997, before me personally came John A. Genest, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]
                                        /s/ Cynthia R. Freidman
                                        ----------------------------------------
                                        Notary Public


                                        My Commission expires:  October 20, 2000


                              Page 32 of 38 Pages

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.


                                        /s/  Gregory M. Avis
                                        ----------------------------------------
                                        Gregory M. Avis

State of California                         )
                                            ) ss:
County of Santa Clara                       )

         On this 3rd day of February, 1997, before me personally came Stephen G. Woodsum, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]
                                        /s/ Katherine C. Ely
                                        ----------------------------------------
                                        Notary Public


                                        My Commission expires:  May 28, 2000


                              Page 33 of 38 Pages

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.


                                        /s/ Ernest K. Jacquet
                                        ----------------------------------------
                                        Earnest K. Jacquet

Commonwealth of Massachusetts       )
                                    ) ss:
County of Suffolk                   )

         On this 10th day of February, 1997, before me personally came Earnest
K. Jacquet, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]
                                        /s/ Cynthia R. Freidman
                                        ----------------------------------------
                                        Notary Public


                                        My Commission expires:  October 20, 2000


                              Page 34 of 38 Pages

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.


                                        /s/ Thomas S. Roberts
                                        ----------------------------------------
                                        Thomas S. Roberts

Commonwealth of Massachusetts       )
                                    ) ss:
County of Suffolk                   )

         On this 10th day of February, 1997, before me personally came Thomas S. Roberts, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]
                                        /s/ Cynthia R. Freidman
                                        ----------------------------------------
                                        Notary Public


                                        My Commission expires:  October 20, 2000


                              Page 35 of 38 Pages

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.


                                        /s/  Bruce R. Evans
                                        ----------------------------------------
                                        Bruce R. Evans

Commonwealth of Massachusetts       )
                                    ) ss:
County of Suffolk                   )

         On this 10th day of February, 1997, before me personally came Bruce R. Evans, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]
                                        /s/ Cynthia R. Freidman
                                        ----------------------------------------
                                        Notary Public


                                        My Commission expires:  October 20, 2000


                              Page 36 of 38 Pages

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.


                                        /s/ Walter G. Kortschak
                                        ----------------------------------------
                                        Walter G. Kortschak

State of California                         )
                                            ) ss:
County of Santa Clara                       )

         On this 3rd day of February, 1997, before me personally came Walter G. Kortschak, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]
                                        /s/ Katherine C. Ely
                                        ----------------------------------------
                                        Notary Public


                                        My Commission expires:  May 28, 2000


                              Page 37 of 38 Pages

\         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the
10th day of February, 1997.


                                        /s/ Joseph F. Trustey
                                        ----------------------------------------
                                        Joseph F. Trustey

Commonwealth of Massachusetts       )
                                    ) ss:
County of Suffolk                   )

         On this 10th day of February, 1997, before me personally came Joseph F. Trustey, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]
                                        /s/ Cynthia R. Freidman
                                        ----------------------------------------
                                        Notary Public


                                        My Commission expires:  October 20, 2000


                              Page 38 of 38 Pages